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                                                                   EXHIBIT 11(i)

                           EAGLE USA AIRFREIGHT, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
              (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                       NINE MONTHS ENDED
                                                                            JUNE 30,
                                                                        1998        1997
                                                                      -------     -------
Net income                                                            $15,524     $11,566

 Shares used in basic calculation:
   Weighted average shares outstanding                                 18,617      17,716
                                                                      -------     -------
          Total basic shares                                           18,617      17,716

 Additional shares for diluted computation:
    Effect of stock options (1)                                           705         898
                                                                      -------     -------
          Total diluted shares                                         19,322      18,614
                                                                      =======     =======

 Basic earnings per share                                             $  0.83     $  0.65
                                                                      =======     =======

 Diluted earnings per share                                           $  0.80     $  0.62
                                                                      =======     =======

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(1)      For the nine months ended June 30, 1998, calculated assuming exercise of options for 3,019,153 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price of $30.28. For the nine months ended June 30, 1997, calculated assuming exercise of options for 2,319,270 shares of common stock at prices ranging from $1.25 to $30.63 per share and assumed repurchase of shares at the average market price per share of $26.14.